This report is signed on behalf of the registrant in the City of Boston and the Commonwealth of Massachusetts on the 30th day of July, 2004.

                                  COLLEGE AND UNIVERSITY FACILITY
                                   LOAN TRUST ONE

                                  By: US Bank, not in its individual capacity,
                                      but solely as Owner Trustee under a
                                      Declaration of Trust dated September 17,
                                      1987 and Amended and restated on September
                                      29, 1987, and December 4, 1989.


                                  By: Diana J. Kenneally
                                      Assistant Vice President